Exhibit 99.1

Horizon Technology Finance Announces First Quarter 2021 Financial Results

- Net Investment Income per Share of $0.31; NAV per Share of $11.07 -

- Debt Portfolio Yield of 15.2% -

- Declares Monthly Distributions of $0.10 per Share through September -

- Grew Portfolio Quarter-over-Quarter to $380 Million -

Farmington, Connecticut – April 27, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Net investment income (“NII”) of $6.0 million, or $0.31 per share, compared to $4.3 million, or $0.26 per share for the prior-year period
•	Total investment portfolio of $380.0 million as of March 31, 2021
•	Net asset value of $217.7 million, or $11.07 per share, as of March 31, 2021
•	Annualized portfolio yield on debt investments of 15.2% for the quarter
•	Horizon funded eight loans totaling $51.0 million for a total of $69.5 million of loans funded through the Horizon Technology Finance Management (“HTFM”) platform
•	Raised total net proceeds of approximately $4.9 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from three portfolio companies
•	Cash of $80.6 million and credit facility capacity of $174.3 million as of March 31, 2021
•	Held portfolio of warrant and equity positions in 67 companies as of March 31, 2021
•	Undistributed spillover income of $0.33 per share as of March 31, 2021
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in July, August and September 2021
•	Issued $57.5 million of 4.875% 2026 Notes on March 30, 2021, and redeemed $37.4 million of 6.250% 2022 Notes on April 24, 2021

“We delivered a solid first quarter performance in all facets, growing our portfolio and generating net investment income of $0.31, in excess of our first quarter distributions to shareholders,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “During the quarter, the Company originated $51.0 million of new venture loans alongside $18.5 million in investments by HTFM’s new investment vehicle, achieving growth and diversity for Horizon. Additionally, our predictive pricing strategy continued to be validated with three portfolio exits helping to produce an overall debt portfolio yield above 15%.”

“We were also pleased to significantly improve our portfolio credit profile, ending the quarter with no 1-rated loans and no loans on non-accrual,” continued Mr. Pomeroy. “As we look ahead, we expect HTFM’s recent platform expansion will further enable Horizon to take advantage of the dynamic venture debt environment, and diversify its investment opportunities. With its strong balance sheet, a sizable committed backlog and a growing pipeline of opportunities, Horizon is well positioned to continue building its portfolio and deliver attractive returns to its shareholders.”

First Quarter 2021 Operating Results

Total investment income for the quarter ended March 31, 2021 grew 31% to $13.2 million, compared to $10.1 million for the quarter ended March 31, 2020. The year-over-year increase in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2021 and 2020 was 15.2% and 13.2%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2021 were $7.2 million, compared to $5.8 million for the quarter ended March 31, 2020. The increase was primarily due to a $0.6 million increase in interest expense and a $0.4 million increase in performance-based incentive fees.

Net investment income for the quarter ended March 31, 2021 was $6.0 million, or $0.31 per share, compared to $4.3 million, or $0.26 per share, for the quarter ended March 31, 2020.

For the quarter ended March 31, 2021, net realized loss on investments was $5.2 million, or $0.27 per share, compared to a net realized gain on investments of $3.5 million, or $0.21 per share, for the quarter ended March 31, 2020.

For the quarter ended March 31, 2021, net unrealized appreciation on investments was $5.2 million, or $0.27 per share, compared to net unrealized depreciation on investments of $8.5 million, or $0.51 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2021, the Company’s debt portfolio consisted of 37 secured loans with an aggregate fair value of $361.8 million. In addition, the Company’s total warrant, equity and other investments in 69 portfolio companies had an aggregate fair value of $18.3 million. Total portfolio investment activity for the three months ended March 31, 2021 and 2020 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2021	2020
Beginning portfolio	$352,545	$319,551

New debt investments	51,375	50,646

Principal payments received on investments	(4,667)	(8,987)

Early pay-offs	(19,465)	(16,947)

Accretion of debt investment fees	1,083	1,063

New debt investment fees	(480)	(580)

Proceeds from sale of investments	(873)	(5,680)

Dividend income from controlled affiliate investment	—	430

Net realized (loss) gain on investments	(4,719)	3,492

Net unrealized appreciation (depreciation) on investments	5,224	(8,482)

Ending portfolio	$380,023	$334,506

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2021 and December 31, 2020:

($ in thousands)	March 31, 2021			December 31, 2020
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	6	$71,946	19.9%	6	$77,950	23.4%
3	29	283,989	78.5%	24	240,933	72.2%
2	2	5,819	1.6%	3	12,875	3.9%
1	--	--	--	1	1,737	0.5%
Total	37	$361,754	100.0%	34	$333,495	100.0%

As of March 31, 2021 and December 31, 2020, Horizon’s loan portfolio had a weighted average credit rating of 3.2, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2021, there were no debt investments with an internal credit rating of 1. As of December 31, 2020, there was one debt investment with an internal credit rating of 1, with a cost of $6.8 million and a fair value of $1.7 million.

Liquidity and Capital Resources

As of March 31, 2021, the Company had $148.6 million in available liquidity, consisting of $80.6 million in cash and money market funds, and $68.0 million in funds available under existing credit facility commitments.

As of March 31, 2021, there was no outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of March 31, 2021, there was $50.8 million in outstanding principal balance under the $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $159.9 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of March 31, 2021, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended March 31, 2021, the Company sold 366,140 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $4.9 million, including $0.1 million of offering expenses, from these sales.

As of March 31, 2021, the Company’s debt to equity leverage ratio was 113%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 189%.

Liquidity Events

During the quarter ended March 31, 2021, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In February, Horizon received proceeds totaling $0.8 million upon the exercise and sale of warrants in OnTrak, Inc. (NASDAQ: OTRK).

In March, a portfolio company prepaid its outstanding principal balance of $9.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in the company.

In March, IgnitionOne, Inc. prepaid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Net Asset Value

At March 31, 2021, the Company’s net assets were $217.7 million, or $11.07 per share, compared to $193.5 million, or $11.48 per share, as of March 31, 2020, and $212.6 million, or $11.02 per share, as of December 31, 2020.

For the quarter ended March 31, 2021, net increase in net assets resulting from operations was $6.0 million, or $0.31 per share, compared to a net decrease in net assets resulting from operations of $0.7 million, or $0.04 per share, for the quarter ended March 31, 2020.

Stock Repurchase Program

On April 23, 2021, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2022 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended March 31, 2021, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2021, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On April 1, 2021, the Company funded a $2.5 million debt investment to a new portfolio company, a developer of next generation bispecific immunotherapies for cancer.

On April 24, 2021, the Company redeemed all of the issued and outstanding 2022 Notes in an aggregate principal amount of $37.4 million, utilizing cash and available borrowings under the Key Facility to redeem the 2022 Notes. The 2022 Notes were delisted and the Company incurred interest expense of $0.4 million due to the acceleration of unamortized debt issuance costs related to the 2022 Notes.

Monthly Distributions Declared in Second Quarter 2021

On April 23, 2021, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of July, August and September 2021. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 16, 2021	June 17, 2021	July 16, 2021	$0.10
July 19, 2021	July 20, 2021	August 16, 2021	$0.10
August 17, 2021	August 18, 2021	September 15, 2021	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.31 per share for the quarter, the Company's undistributed spillover income as of March 31, 2021 was $0.33 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, April 28, 2021, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13718411. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $365,381 and $343,158, respectively)	$371,984	$343,498
Non-controlled affiliate investments at fair value (cost of $6,884 and $6,854, respectively)	6,539	7,547
Controlled affiliate investments at fair value (cost of $1,500)	1,500	1,500
Total investments at fair value (cost of $373,765 and $351,512, respectively)	380,023	352,545
Cash	70,386	19,502
Investments in money market funds	10,184	27,199
Restricted investments in money market funds	1,539	1,057
Interest receivable	5,821	4,946
Other assets	1,663	1,908
Total assets	$469,616	$407,157

Liabilities
Borrowings	$242,062	$185,819
Distributions payable	5,897	5,786
Base management fee payable	600	563
Incentive fee payable	1,501	975
Other accrued expenses	1,885	1,417
Total liabilities	251,945	194,560

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 19,825,280 and 19,453,821 shares issued and 19,657,815 and 19,286,356 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	20	19
Paid-in capital in excess of par	276,239	271,287
Distributable earnings	(58,588)	(58,709)
Total net assets	217,671	212,597
Total liabilities and net assets	$469,616	$407,157
Net asset value per common share	$11.07	$11.02

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2021	2020
Investment income
Interest income on investments
Interest income on non-affiliate investments	$12,490	$9,394
Interest income on affiliate investments	172	182
Total interest income on investments	12,662	9,576
Fee income
Fee income on non-affiliate investments	541	105
Fee income on affiliate investments	12	3
Total fee income	553	108
Dividend income
Dividend income on controlled affiliate investments	—	430
Total dividend income	—	430
Total investment income	13,215	10,114
Expenses
Interest expense	2,715	2,162
Base management fee	1,771	1,582
Performance based incentive fee	1,501	1,071
Administrative fee	289	253
Professional fees	509	502
General and administrative	365	262
Total expenses	7,150	5,832
Net investment income before excise tax	6,065	4,282
Provision for excise tax	62	—
Net investment income	6,003	4,282
Net realized and unrealized gain (loss) on investments
Net realized (loss) gain on non-affiliate investments	(5,208)	3,479
Net realized gain on controlled affiliate investments	—	13
Net realized (loss) gain on investments	(5,208)	3,492
Net unrealized appreciation (depreciation) on non-affiliate investments	6,263	(7,790)
Net unrealized depreciation on non-controlled affiliate investments	(1,039)	(543)
Net unrealized depreciation on controlled affiliate investments	—	(149)
Net unrealized appreciation (depreciation) on investments	5,224	(8,482)
Net realized and unrealized gain (loss) on investments	16	(4,990)
Net increase (decrease) in net assets resulting from operations	$6,019	$(708)
Net investment income per common share	$0.31	$0.26
Net increase (decrease) in net assets per common share	$0.31	$(0.04)
Distributions declared per share	$0.30	$0.35
Weighted average shares outstanding	19,366,581	16,716,488